3: MG High Yield Bond Fund - 10f3

MG High Yield Bond Fund - 10f3

Transactions - Q2 2000




	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Orion Power	TNP Enterprises	AES Corp.
Underwriters	Goldman, BofA, DB Alex. Brown, Fleet Paribas	CIBC, Chase, Barclay	Salomon Smith Barney, BofA, JPMorgan
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	ORION 12%, 5/1/10	TNP 10.25%, 4/1/10	AES 9.5%, 6/1/09
Is the affiliate a manager or co-manager of offering?	co-manager	no	no
Name of underwriter or dealer from which purchased	Goldman	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	4/20/2000	3/31/2000	6/8/1999

Total dollar amount of offering sold to QIBs	$ 375,000,000	$ 275,000,000	$ -
Total dollar amount of any concurrent public offering	$ -	$ -	$ 750,000,000
Total	$ 375,000,000	$ 275,000,000	$ 750,000,000

Public offering price	100.00	100.00	99.815
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	5.625%	3.00%	1.25%
Rating	Ba3/B+	Ba3/BB+	Ba1/BB
Current yield	10.00%	10.25%	9.52%

Total par value purchased	$ 1,500,000	n/a	n/a
$ amount of purchase	$ 1,500,000	n/a	n/a

% of offering purchased by fund	0.40%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total (Must be less than 25% of offering)	0.40%	n/a	n/a